UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 31, 2016

TrueCar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200
Santa Monica, California 90401
(Address of principal executive offices, including zip code)

(800) 200-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                          Results of Operations and Financial Condition.

On November 3, 2016, TrueCar, Inc. (the “Company”) announced its financial results for the fiscal quarter ended September 30, 2016. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Items 2.02 and 9.01 of this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced today that on November 2, 2016, Erin Lantz and Wesley Nichols were elected to the Company’s Board of Directors (the “Board”) by a unanimous vote of the directors then in office, filling vacancies created by the resignations of Tom Gibson and Todd Bradley. Mr Gibson resigned from the Board and his roles as a member of the audit committee and Chairman of the nominating and corporate governance committee of the Board on November 1, 2016 and Mr. Bradley resigned from the Board and his role as Chairman of the compensation committee of the Board on October 31, 2016. Messrs. Gibson’s and Bradley’s resignations were not due to any disagreement with the Company.
Ms. Lantz, age 37, is the Vice President and General Manager of Mortgages at Zillow Group, an online real estate marketplace, where she has worked since July 2010. Prior to joining Zillow, Ms. Lantz led the Direct-to-Consumer purchase home loan business at Bank of America, a multinational banking and financial services corporation, where she worked from December 2009 until July 2010. Ms. Lantz has served as a member of the board of directors of Washington Federal, Inc. since September 2016. Ms. Lantz will serve on the Board’s audit committee.
Mr. Nichols, age 52, is the Senior Vice President of Strategy at Neustar, Inc., a global provider of real-time information services and analytics. He has held this position since January 2016. Mr. Nichols co-founded MarketShare LLC, a provider of advanced analytic solutions and software, in 2005, and served as co-Chief Executive Officer from its founding until its acquisition by Neustar in December 2015. Mr. Nichols has served on the board of directors of BJ’s Restaurants, Inc. since December 2013 and the board of trustees of Randolph-Macon College since October 2012. Mr. Nichols will serve on the Board’s compensation committee and nominating and corporate governance committee.
Ms. Lantz and Mr. Nichols will be entitled to the same compensation as the other non-employee directors who are not affiliated with a venture capital investor in the Company under the 2016 outside director compensation policy, as described in the Company’s most recent proxy statement, filed on April 6, 2016. Pursuant to this policy, on November 2, Ms. Lantz and Mr. Nichols each received one-time new director equity grants. Each new non-employee director receives an initial equity grant comprised of a stock option award and a restricted stock unit award, each with a grant date fair value of $150,000. In addition, each non-employee director who has served on the Board for at least six months as of the date of each annual meeting of stockholders receives an annual equity grant. The annual equity grant to directors consists of a stock option award and a restricted stock unit award, each with a grant date fair value of $75,000. Ms. Lantz and Mr. Nichols will also be entitled to an annual retainer of $65,000 and $62,500, respectively. There are no arrangements or understandings between either Ms. Lantz or Mr. Nichols and any other persons concerning their respective elections as directors of the Company and neither has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press release dated November 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Michael Guthrie
Michael Guthrie
Chief Financial Officer

 Date:  November 3, 2016

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